U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549
                                   FORM 12b-25

                           Notification of Late Filing


     [ ] Form 10-K   [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q
     [ ] Form N-SAR

     For Period Ended:  September 30, 1996

     [ ] Transaction Report on Form 10-K
     [ ] Transaction Report on Form 20-F
     [ ] Transaction Report on Form 11-K
     [ ] Transaction Report on Form 10-Q
     [ ] Transaction Report on Form N-SAR
     For the Transition Period Ended:  ____________________________________

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_______________

     _____________________________________________________________________

     PART I -- REGISTRANT INFORMATION

     Full Name of Registrant:  Idaho Consolidated Metals Corp.

     Former Name if Applicable:

     Address of Principal Executive Office (Street and Number):

     504 Main St., Suite 475; Lewiston, Idaho 83501
     ----------------------------------------------------------------------
     (City, State and Zip Code)

     PART III -- NARRATIVE

     All information needed to file an accurate and complete Form 10-Q for the period ended September 30, 1996 is not available.

     (1) Name and telephone number of person to contact in regard to this
         notification:  Del Steiner           (208)          743-0914
                        ---------------------------------------------------
                        Name                 Area Code     Telephone No.

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify
         report(s).                                         [X] Yes  [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
         subject report or portion thereof?                 [ ] Yes  [X] No

     If such an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Idaho Consolidated Metals Corp.
     --------------------------------------------
     (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


     Date:  November 13, 1996                 By:  /s/ Del Steiner
                                              -----------------------------
                                              Del Steiner